SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2003

NRG Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300 Minneapolis, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant’s telephone number, including area code 612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events

NRG Energy, Inc. announced on December 5, 2003 that it has successfully completed its Chapter 11 reorganization and has emerged from bankruptcy. NRG filed its Chapter 11 petition less than seven months earlier, on May 14. The U.S. Bankruptcy Court for the Southern District of New York confirmed NRG’s Plan of Reorganization on November 24 and all conditions have been met clearing the way for NRG to emerge from Chapter 11.

Through the reorganization process, NRG eliminated corporate level debt and other claims totaling more than $6 billion. NRG emerges with $510 million of corporate debt and approximately $4.4 billion in project level debt. Under its plan of reorganization, NRG will issue 100 million shares of common stock in the reorganized company. Creditors will receive a combination of cash, common stock and $500 million of newly issued corporate notes, which are reflected in the debt totals stated above. NRG expects to announce timing of the distribution of the common shares, notes and cash shortly.

Item 7. Financial Statements and Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

99.1	Press Release
99.2	Current information regarding NRG Energy, Inc.

Item 9. Regulation FD Disclosure.

The information set forth in Exhibit 99.2 of this Current Report on Form 8-K is being furnished to the Commission in order to satisfy NRG Energy, Inc.'s obligations under Regulation FD. The furnishing of this information shall not be deemed to be an admission that all or any portion of it is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

By	/s/ George P. Schaefer

George P. Schaefer Vice President and Treasurer

Dated: December 8, 2003